UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 27, 2008

Colombia Goldfields Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51013	76-0730088
(Commission File Number)	(IRS Employer Identification No.)

208-8 King Street East, Toronto, Ontario Canada	M5C 1B5
(Address of Principal Executive Offices)	(Zip Code)

(416) 361-9640
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On June 27, 2008, Compania Minera de Caldas S.A. ("Caldas"), a 95% owned Colombian subsidiary of Colombia Goldfields Ltd. (the "Company"), entered into an agreement (the "Agreement") with Mineros S.A. ("Mineros"), a corporation organized under the laws of the Republic of Colombia and acting on its own behalf and as representative of Eduardo Pacheco Cortes, Maria Elvira Merchan, Maria Patricia Vasquez Merchan, Claudia Vasquez Merchan, Adriana Vasquez Merchan, Monica Vasquez Merchan, Daniel Vasquez Merchan, Martha Lucia Duque de Vasquez, Nicolas Vasquez Duque and Felipe Vasquez Duque (Mineros, together with the individuals listed above, the "Vendors"), to extend the completion date of the previously announced acquisition of Mineros by Caldas. Under the terms of the Agreement, Caldas and the Vendors have agreed to extend the completion date of the transaction until the third business day following approval of the transaction by the Office of the Superintendent of Industry and Commerce in Colombia, without going beyond July 30, 2008.

Caldas has previously provided a U.S. $2.5 million deposit guarantee and advanced an additional U.S. $7 million against the purchase price. Both amounts are non-refundable should the transaction not close for any reason.

The Agreement is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Agreement, dated as of June 27, 2008, between Caldas and Mineros

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2008	Colombia Goldfields Ltd.

	By:	/s/ James Kopperson
	Name:	James Kopperson
	Title:	Chief Financial Officer